UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Amyris, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The following e-mail was sent to employees of Amyris, Inc. on May 25, 2022

Subject: Action Requested of Amyris Employee Shareholders – Please Vote Your Shares!

Dear Amyrisians,

Our 2022 Annual Stockholders’ Meeting (AGM) is this Friday, May 27th at 2 pm (PT). As many of you are shareholders in addition to being employees of Amyris, you should have received instructions in the mail or electronically from your bank or broker about how to vote your shares (see below for more information about E*Trade notifications in particular).

We have a number of important proposals being voted on at this year’s AGM. Amyris’ board of directors and management team recommend that you vote your shares “FOR” the election of each of the director nominees that have been nominated for re-election at the AGM, and “FOR” each of the other proposals that have been submitted for a shareholder vote at the AGM. Please refer to our proxy statement for more details regarding the nominees and proposals, or reach out to Nicole Kelsey, our Chief Legal Officer, with any questions.

As an Amyris, Inc. shareholder, your vote is very important. We encourage you to read the proxy statement and vote your shares before the AGM (If you were not a shareholder of Amyris, Inc. on March 30, 2022, the record date for the AGM, you can disregard this message).

We thank all of you for your continued support of Amyris.

John